Exhibit 10.1

 LEASE AGREEMENT

THIS LEASE AGREEMENT (this "Agreement") is made and entered into as of March 1, 2022, at Gwinnett County, Georgia, between ISC Properties, LLC ("Lessor"), with offices at 4355 Shackleford Road, Norcross GA 30093 and CoreCard Corporation, a Georgia corporation ("Lessee").

1.

Demise and Description of Property. Lessor hereby leases to Lessee, and Lessee hereby leases from Lessor, for the term and subject to the conditions and covenants hereinafter set forth, the property located in Gwinnett County, Georgia described as follows: approximately 27,285 square feet of office space that is shown on Exhibit A and that is located within the Building at One Meca Way, Norcross, Georgia 30093 (the "Leased Premises"). Lessee will quietly have and enjoy the Leased Premises during the term of this Agreement.

2.	Term. The term of this Agreement shall commence on March 1, 2022, and end on February 28, 2027.

3.

Rent. For and during the term of this Agreement, Lessee shall pay to Lessor as rent for the Leased Premises and furnishings as detailed on Exhibit A (which amount may be amended by mutual consent from time to time to incorporate changes in the square footage or other factors), payable in advance as below provided. Rent shall be payable by Lessee on or before the first day of the month in respect of which such rent is paid. The amount of rent set forth above includes payment by Lessee to Lessor for use of the Leased Premises, ordinary and reasonable use of electricity, gas, water and sanitary sewers, property taxes, property insurance on property owned by Lessor, security personnel costs, maintenance and trash removal, modular workstations listed on Exhibit A and daily cleaning service for the office area. Leasehold improvements, installation or one-time set-up charges and monthly billings for extra services that are provided to Lessee at its option such as telephone, shipping charges and internet service shall be due upon invoice.

4.

Use of Premises.  The Leased Premises shall be used by Lessee for its lawful operations including the manufacture, sale and distribution of products and services. The premises shall not be used for walk-in retail sales and/or service. Lessee will not do or permit anything to be done in or about the Leased Premises or bring or keep anything in the Leased Premises or Building that will in any way increase the fire insurance on the Building. Lessee will not perform any act or carry on any practices that may injure the Building or Leased Premises or be a nuisance or menace or cause disturbance to other tenants in the Building.

5.

Acceptance of Premises; Alterations.  Lessee accepts the Leased Premises as is and as suited for the uses intended by Lessee. Alterations may not be made to the Leased Premises without prior written consent of Lessor (such consent not to be unreasonably withheld, conditioned or delayed) and any alterations to the Leased Premises except movable furniture, trade fixtures, machinery and equipment shall at Lessor’s option become part of the Building and belong to Lessor. Lessee shall return the Leased Premises at the termination of this Lease in the same condition as when rented, reasonable wear and tear excepted.  Landlord shall maintain in good order and repair the Building where the Leased Premises are located and the common areas associated therewith. Tenant shall maintain in good order and repair the interior of the Leased Premises.

6.

Indemnification and Waiver. Lessee shall indemnify and hold harmless Lessor against and from any and all losses or claims arising from Lessee’s use of the Leased Premises (other than those arising from negligence of the Lessor) or from any breach or default in the performance of any obligation on Lessee’s part under this Agreement or arising from any act, neglect, fault or omission of Lessee or its agents or employees. Lessee, as a material part of the consideration to be rendered to Lessor, waives all claims against Lessor for damages to goods, wares, and merchandise and for injury to Tenants, its agents, employees, or guests on or about the Leased Premises from any cause at any time, other than the negligence of Lessor, its agents, or employees. Notwithstanding anything to the contrary set forth herein, each party, as a material part of the consideration for this Agreement, waives all claims against the other for damages to property (including without limitation improvements, goods, wares and merchandise) and agrees that its casualty insurance shall include a waiver of the insurer’s right to subrogation as to any property damage caused by the other party.

7.

Assignment and Subletting.  Lessee may not assign or sublet or otherwise transfer any of its interest in or to the Leased Premises under this Agreement without Lessor's prior written consent, which shall not be unreasonably withheld, conditioned or delayed.

8.

Security and Access.  Lessee shall abide by and enforce with respect to all persons it allows on the Leased Premises and common areas in the building, the security and restricted-access systems and procedures of Lessor, the non-smoking restrictions, and any extensions, revisions, or substitutions thereof.

9.

Insurance.  Lessee shall maintain in full force and effect on all of its property, possessions, persons, and operations in the Leased Premises a policy or policies of insurance with respect thereto in amounts reasonably acceptable to Lessor and shall provide Lessor with a Certificate of Insurance. Lessor shall be named as Additional Insured on Lessee's insurance. Lessee acknowledges that Lessor will not carry any insurance on any of Lessee's property, possessions, inventory, business, employees, agents, or visitors.

10.

Parking. Lessee shall be entitled to park in common with other tenants in the Building and agrees not to overburden the other tenants in the use of the parking facilities. No vehicles may be repaired or serviced in the parking area and vehicles should not be left overnight in the parking area. Parking is for the use by the Lessee’s employees and its visitors for such periods of time as are reasonably necessary in connection with the approved uses of the Leased Premises.

11.	General.

(a)

This embodies the entire agreement between the parties hereto relative to the subject matter hereof and shall not be modified, changed, or altered in any respect except in writing. No material amendment of this agreement shall be binding on Lessee unless such amendment has been approved by the Board of Directors of CoreCard Corporation.

(b)

The covenants, agreements, and obligations herein contained shall extend to, bind, and inure to the benefit not only of the parties hereto but their successors and assigns; and where more than one party shall be Lessor under this lease; the word "Lessor" whenever used in this lease shall be deemed to include all such parties jointly and severally.

(c)

Whenever under this Agreement a provision is made for notice of any kind, such notice shall be given to Lessor at the address listed in paragraph one and notice to Lessee shall be given at the Leased Premises.

(d)

This Agreement and the rights and obligations of the parties hereunder shall be governed by the laws of the State of Georgia. If any provision of this Agreement or any remedy provided herein be invalid under any applicable law, such provision shall be inapplicable and deemed omitted, but the remaining provisions of this Agreement shall be and remain effective in accordance with their terms. Each party hereby expressly and irrevocably agrees that the other may bring any action or claim to enforce the provisions of this Agreement in the State of Georgia, and each party hereby irrevocably consents to personal jurisdiction in the State of Georgia in the appropriate state or federal court therein. Each party hereby further irrevocably consents to service of process in accordance with the provisions of the laws of the State of Georgia.

(e)

In the event of a default under this Agreement which is not cured within 15 days of the event giving rise to the default, besides other rights or remedies it may have, Lessor shall have the right to either terminate this Agreement or from time to time without terminating this Agreement, relet the Leased Premises or any part thereof for the account and in the name of Lessee. Any deficiency in the rent from such reletting and the rent payable by Lessee shall be paid by Lessee monthly to Lessor.

(f)

Late payments may, at the Lessor's option, be subject to a penalty of 5% of the overdue balance. Payments more than 5 days past due are considered late. Late or delinquent payments will be considered an event of default. Lessee agrees to pay Lessor's costs and expenses, including reasonable attorney fees, related to collection of late or delinquent payments.

(g)

In the event that Lessor fails to vacate the Leased Premises by the expiration date pursuant to Subsection 2 or fails to extend the term of the Lease prior to its expiration date, then the rent for each month or part thereof beyond the expiration date shall be payable at two hundred percent of the then-current monthly rate specified in Subsection 3. Holding over by Lessee after the termination of the lease without the consent of Lessor shall be considered an event of default, notwithstanding the payment of rent.

IN WITNESS WHEREOF the parties hereto do set their hands and seals the day and year first written above.

LESSOR:	LESSEE:

ISC Properties, LLC a Georgia Corporation /s/ J. Leland Strange By: J. Leland Strange President	CoreCard Corporation a Georgia corporation /s/ Matthew A. White By: Matthew A. White CFO

Exhibit A                                                     CoreCard Corporation

March 1, 2022

Office Space (approx.. 27,285 ft)

Computer cage for location of servers			N/C

Video Security System (any additional cameras requested will be at CoreCard expense)			N/C

Modular workstations in Leased Premises			N/C

Total Monthly Lease Payment
Year	Month	Annual
1	$28,500	$342,000
2	$30,000	$360,000
3	$32,000	$384,000
4	$33,000	$402,000
5	$34,000	$408,000

Additional Monthly Contracted Services:
Computer cage electricity to be paid a rate of $450/month/rack (currently 7 racks estimated)			$3,150.00

Telephone Services (currently based on 51 users)			$2,375.00

Internet			$585.00